Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-222049 on Form S-4 of our report dated February 26, 2018, relating to the consolidated financial statements and financial statement schedule of Vistra Energy Corp. and its subsidiaries and its Predecessor Company, (which report expresses an unqualified opinion and includes an explanatory paragraph regarding emergence from bankruptcy and the non-comparability of Vistra Energy Corp. and its subsidiaries to its Predecessor Company) appearing in this joint proxy statement and prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in the joint proxy statement and prospectus.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 14, 2018